Thor Announces Record Results For Fourth Quarter And Full-Year Fiscal 2017

-- Record fourth-quarter sales of $1.93 billion up 49.7%

-- Record quarterly net income of $119.5 million rose 44.3%

-- Diluted EPS of $2.26 per share, up  43.9% compared to $1.57 per share in the prior year

-- Consolidated Recreational Vehicle (RV) backlogs nearly doubled to $2.33 billion from fiscal 2016 fourth quarter of $1.20 billion, driven by continued strong consumer demand for Thor's affordably-priced travel trailers and motorhomes

-- Cash flow generated from operations increased by 22.9% for the full fiscal 2017 year from the prior year, which was utilized for investments in numerous capital projects, increasing our return of cash to shareholders through an increased dividend per share and making payments to reduce our outstanding debt balance

-- Economic conditions remain favorable for continued industry growth

ELKHART, Ind., Sept. 27, 2017 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record fourth-quarter net income of $119.5 million, or $2.26 per diluted share, on record fourth-quarter revenues of $1.93 billion. Gross profit for the fourth quarter ended July 31, 2017 increased 34.9% to $301.3 million. As anticipated and due primarily to acquisition-related dilution and market-driven changes in product mix, gross profit margins decreased to 15.6% in the fourth quarter compared to 17.3% in the prior-year period. Diluted earnings per share for the fiscal 2017 fourth quarter increased 43.9% from the previous year. The strong growth in revenues and earnings for the fourth quarter of fiscal 2017 was a combination of organic growth in both towable and motorized RVs, and the inclusion of two incremental months of results from Jayco compared to the fourth quarter of fiscal 2016, as Jayco was acquired on June 30, 2016.

Bob Martin, Thor President and CEO, commented, "Thor completed another year of exceptional growth, supported by strong demand from dealers and consumers for our products, notably our expanded lines of more affordably-priced towable and motorized RVs. These products are attracting more types of customers, including Baby Boomers and Millennials, to take part in the RV lifestyle, with its great value and opportunity to share life-enriching experiences with friends and family. RVs continue to increasingly become part of the fabric of people's recreational activities, as people enjoy the convenience and comfort that an RV provides at a variety of venues including festivals, concerts and sporting events, as well as the unmatched access RVs provide to numerous outdoor experiences."

Mr. Martin added, "The production capacity added during fiscal 2017 across nearly every Thor subsidiary to support this surging demand is beginning to be utilized. Industry fundamentals remain strong, and we are looking forward to another year of growth in fiscal 2018. This optimism was recently on display at our annual open house which was held last week. Dealers responded enthusiastically to our new and redesigned product offerings, which included additional lightweight and entry-level products as well as innovative features and floorplans that consumers are looking for to provide greater connectivity, comfort and convenience. To support this ongoing growth, we are continuing to strategically expand production capacity in ways that will maintain our flexibility to respond to demand."

Towable RVs:

  Towable RV sales were $1.41 billion for the fourth quarter, up 46.5% from $961.1 million in the prior-year period. The Jayco towable business contributed $353.3 million and $76.9 million to towable sales for the fourth quarter of fiscal 2017 and fiscal 2016, respectively, representing three months of activity in 2017 versus one month in 2016. Towable sales growth, excluding the acquisition, accounted for 17.7% of the 46.5% growth, driven primarily by continued strong demand for our more affordably-priced travel trailers.
  Towable RV income before tax was $152.2 million, up 40.1% from $108.7 million in the fourth quarter last year. This increase was driven primarily by the increase in sales and improved Selling General and Administrative (SG&A) expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with the Jayco towable business, product mix changes and labor costs.
  Towable RV backlog increased $681.2 million, or 92.7%, to $1.42 billion, compared to $735.1 million at the end of the fourth quarter of fiscal 2016, reflecting the continued momentum and demand for our travel trailers.

Motorized RVs:

  Motorized RV sales were $485.2 million for the fourth quarter, up 65.8% from $292.7 million in the prior-year fourth quarter. The increase in motorized RV sales was a result of the ongoing growth in our more moderately-priced gas Class A and Class C motorhomes, which continue to be in high demand by our dealers and end consumers. Motorized revenues also benefited from the inclusion of $150.3 million in the fourth quarter of fiscal 2017 from the Jayco motorized business versus $27.6 million in the fourth quarter of fiscal 2016, representing three months of activity in 2017 versus one month in 2016. Motorized sales growth, excluding the acquisition, accounted for 23.9% of the 65.8% growth.
  Motorized RV income before tax was $30.6 million, up 37.4% from $22.2 million last year, driven primarily by the growth in motorized sales and improved SG&A expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with the Jayco motorized business, product mix changes and increased labor and warranty costs.
  Motorized RV backlog increased $453.8 million, or 98.3%, to $915.6 million from $461.8 million a year earlier, reflecting the exceptional demand for our smaller gas Class A and Class C motorhomes.

"As of July 31, 2017, we held $223.3 million of cash and for the fiscal year, operating cash flow increased 22.9% to $419.3 million compared to $341.2 million for fiscal 2016. We utilized the strong cash flow in accordance with our strategic plan for fiscal 2017. In particular, we spent $115.0 million on various capital projects that support our existing businesses and increased capacity across our product lines," said Colleen Zuhl, Thor Senior Vice President and CFO. "We also increased our returns to shareholders through dividends, increasing total dividend payments for the year by 10.2% to $69.4 million. At the same time, we significantly reduced the outstanding balance under our credit facility. At July 31, 2017, $145.0 million was outstanding under the debt agreement compared to $360.0 million outstanding at July 31, 2016."

Ms. Zuhl added, "Subsequent to July 31, 2017, we made additional principal payments on our debt facility totaling $55.0 million, which brings the current remaining balance outstanding under the facility to $90.0 million."

Fourth Quarter Acquisition Impact:

  For the fourth quarter of fiscal 2017, Jayco contributed $503.6 million in sales and $72.0 million in gross profit compared to $104.5 million in sales and $8.8 million in gross profit in fiscal 2016.
  Interest expense, amortization of debt issuance costs and related fees for the quarter were $2.0 million compared to $0.9 million last year.
  Results for the quarter were also affected by the increase in amortization of intangibles. Total amortization for the quarter attributable to the Jayco acquisition amounted to $10.0 million compared to $4.5 million last year.

Full-Year Highlights:

  Sales for fiscal 2017 were a record $7.25 billion, up 58.2% from $4.58 billion last year.
  Jayco contributed approximately $1.92 billion in sales in fiscal 2017 and $104.5 million in sales in fiscal 2016.
  Net income from continuing operations for fiscal 2017 was a record $374.3 million, up 45.0% from $258.0 million in fiscal 2016.
  Diluted earnings per share (EPS) from continuing operations for fiscal 2017 was a record $7.09, up 44.4% from $4.91 last year.
  Consolidated RV backlog on July 31, 2017 was $2.33 billion, up 94.8% from $1.20 billion on July 31, 2016.
  Thor's total cash balances as of July 31, 2017 were $223.3 million while the outstanding balance on the revolving credit line stood at $145.0 million.

"The outlook for Thor remains very positive. We expect demand in the industry to remain strong, as more numbers and types of consumers adopt the RV lifestyle and are attracted to the exceptional brands and products of our subsidiaries," said Peter B. Orthwein, Thor Executive Chairman. "As an industry leader, we remain focused on delivering the innovation that our loyal customers have come to expect, and that our dealers associate with our long-standing brands. Looking ahead, we will continue to manage our growth and balance costs, especially during this period of a tight labor market, all while maintaining our discipline of investing in those areas that deliver continued high return for our shareholders."

Investor Questions and Answers:
Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represents the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of rising interest rates on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2017 and 2016
($000's except share and per share data)

	3 MONTHS ENDED JULY 31, (Unaudited)				12 MONTHS ENDED JULY 31,
	2017	% Net Sales (1)	2016	% Net Sales (1)	2017	% Net Sales (1)	2016	% Net Sales (1)

Net sales	$1,934,672		$1,292,636		$7,246,952		$4,582,112

Gross profit	$ 301,288	15.6%	$ 223,350	17.3%	$1,043,583	14.4%	$ 726,325	15.9%

Selling, general and administrative expenses	109,446	5.7%	89,616	6.9%	419,847	5.8%	306,269	6.7%

Amortization of intangible assets	15,215	0.8%	10,300	0.8%	63,925	0.9%	27,962	0.6%

Impairment charges	-	0.0%	-	0.0%	-	0.0%	9,113	0.2%

Interest income (expense), net	(1,749)	(0.1%)	(814)	(0.1%)	(8,807)	(0.1%)	(849)	(0.0%)

Other income (expense), net	1,112	0.1%	831	0.1%	5,382	0.1%	1,181	0.0%

Income from continuing operations before income taxes	175,990	9.1%	123,451	9.6%	556,386	7.7%	383,313	8.4%

Income taxes	56,526	2.9%	40,605	3.1%	182,132	2.5%	125,291	2.7%

Net income from continuing operations	119,464	6.2%	82,846	6.4%	374,254	5.2%	258,022	5.6%

Loss from discontinued operations, net of income taxes	-	0.0%	(74)	(0.0%)	-	0.0%	(1,503)	(0.0%)

Net income	$ 119,464	6.2%	$ 82,772	6.4%	$ 374,254	5.2%	$ 256,519	5.6%

Earnings per common share from continuing operations
Basic	$ 2.27		$ 1.58		$ 7.12		$ 4.92
Diluted	$ 2.26		$ 1.57		$ 7.09		$ 4.91

Earnings per common share
Basic	$ 2.27		$ 1.58		$ 7.12		$ 4.89
Diluted	$ 2.26		$ 1.57		$ 7.09		$ 4.88

Weighted-avg. common shares outstanding - basic	52,583,291		52,475,958		52,562,723		52,458,789
Weighted-avg. common shares outstanding - diluted	52,814,395		52,654,058		52,758,442		52,590,516

	SUMMARY BALANCE SHEETS - JULY 31, ($000)

	2017	2016			2017	2016
Cash and equivalents	$ 223,258	$ 209,902	Current liabilities		$ 781,046	$ 651,652
Accounts receivable, trade and other	484,844	392,539	Long-term debt		145,000	360,000
Inventories	460,488	403,869	Other long-term liabilities		55,345	48,590
Deferred income taxes and other, net	11,577	10,548	Stockholders' equity		1,576,540	1,265,222
Total current assets	1,180,167	1,016,858
Property, plant & equipment, net	425,238	344,267
Goodwill	377,693	377,693
Amortizable intangible assets, net	443,466	507,391
Deferred income taxes and other, net	131,367	79,255
Total	$2,557,931	$2,325,464			$2,557,931	$2,325,464

(1) Percentages may not add due to rounding differences

CONTACT: Investor Relations - Beth Saunders, Clermont Partners, (312) 690-6008